Barristers & Solicitors	McCarthy Tétrault LLP
Patent & Trade-mark Agents	Suite 3300, 421-7th Avenue S.W.
Calgary AB T2P 4K9
Canada
Telephone: 403 260-3500
Facsimile: 403 260-3501
www.mccarthy.ca
August 5,2005
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC
USA 20459
     Dear Sirs/Mesdames:
     Re:     Enbridge Inc. — Incentive Stock Option Plan (1999) (the “Option Plan”)
     This opinion has been prepared in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) by Enbridge Inc. (the “Corporation”) under the Securities Act of 1933 (the “Securities Act”) with respect to the registration of 500,000 common shares (the “Common Shares”) of the Corporation to be reserved for issue pursuant to the Option Plan.
Scope of Review
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents, including a certified copy of a resolution passed on April 29, 1999 by the shareholders of the Corporation approving the Option Plan, and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies, certified or otherwise.
     The opinion hereinafter expressed is limited to matters governed by the laws of the Province of Alberta and the laws of Canada applicable therein.
Opinion
     Based on the foregoing, we are of the opinion that:
1.	the Corporation is a corporation duly incorporated and validly existing under the Canada Business Corporations Act;
Vancouver, Calgary, London, Toronto, Ottawa, Montreal, Québec, New York and London, England

2.	all necessary approvals of the shareholders of the Corporation have been obtained in order to authorize the allotment and issue of common shares pursuant to the Option Plan; and

3.	the Common Shares, when duly issued in accordance with the Option Plan, will be issued as fully paid and non-assessable common shares of the Corporation.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.
     This letter is furnished solely for your benefit in connection with the filing by the Corporation of the Registration Statement and may not be circulated to, or relied upon by, any other person.
Yours truly,
McCarthy Tétrault LLP
McCarthy Tétrault LLP